Exhibit 10.2

ESCROW AGREEMENT

This Escrow Agreement (the “Agreement”) is entered into as of March 11, 2008 by and among Hamilton Acquisition, Inc., a Delaware corporation (“Buyer”), Stratum Holdings, Inc., a Nevada corporation (“Seller”), and U.S. Bank National Association, a national banking association (the “Escrow Agent”).

BACKGROUND

A.            Pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) by and among Buyer, Seller and CYMRI, L.L.C., a Nevada limited liability company (“CYMRI”) and wholly owned subsidiary of Seller, Buyer will acquire all of the outstanding capital stock of Petroleum Engineers, Inc., a Louisiana corporation.

B.            In order to partially secure the indemnification obligations of Seller and CYMRI under the Purchase Agreement, Buyer has deposited the sum of $1,600,000 from the amounts payable to Seller under the Purchase Agreement with the Escrow Agent.

C.            Buyer and Seller desire to appoint the Escrow Agent as the escrow agent under this Agreement, and the Escrow Agent desires to accept such appointment and to hold, invest, reinvest, administer and distribute the Escrow Funds in accordance with the provisions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.             Appointment of the Escrow Agent.  Buyer and Seller hereby appoint and designate the Escrow Agent as the escrow agent for the purposes set forth in this Agreement, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth in this Agreement.  Notwithstanding the references in this Agreement to the Purchase Agreement, Buyer and Seller acknowledge that the Escrow Agent is not a party to the Purchase Agreement for any purpose or responsible for its interpretation or enforcement.

2.             Receipt of Escrow Funds.  On the date hereof, the Buyer shall deposit, or cause to be deposited, with the Escrow Agent, the amount of $1,600,000 by wire transfer of immediately available funds.  The Escrow Agent acknowledges receipt of such amount and agrees to hold, invest, reinvest, administer and distribute such amount and all interest and earnings thereon (the “Escrow Funds”) in accordance with the terms of this Agreement.  The balance of the Escrow Funds, which may be reduced from time to time by distributions made to Buyer or Seller under this Agreement, is referred to as the “Escrow Fund Balance.”

3.             Investment of Escrow Funds.  The Escrow Fund Balance, to the fullest extent possible, will promptly be invested and reinvested as directed in writing by Buyer and Seller.  If Buyer and Seller do not provide the Escrow Agent with written directions regarding a choice of investments, the Escrow Agent will invest the Escrow Fund Balance in the interest-bearing money market account identified on Exhibit B, which funds may be managed by an affiliate of the Escrow Agent.  Notwithstanding anything in the foregoing to the contrary, the Escrow Agent is authorized to reduce any investments to cash in order to satisfy any claims against the Escrow Fund Balance to be distributed by the Escrow Agent under this Agreement.  The Escrow Agent shall have no responsibility or liability for any loss which may directly result from any investment or sale of investment made pursuant to this Agreement, except for any such losses arising from the Escrow Agent’s gross negligence or willful misconduct.  Buyer and Seller acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

4.             Claims Against and Release of the Escrow Fund Balance.

(a)           Claims Notice.  In the event Buyer proposes to make any claim for indemnification under the Purchase Agreement, Buyer shall deliver written notice of such claim signed by an authorized officer of Buyer, in substantially the form of Exhibit C (a “Claims Notice”), to the Escrow Agent and Seller, which Claims Notice will state that Buyer has claims against Seller for which Buyer is entitled to indemnification under the Purchase Agreement, and will specify in reasonable detail the amounts and nature of the claims.

(b)           Seller’s Response.  Within 30 days after receipt of the Claims Notice, Seller will deliver a written response to Buyer and the Escrow Agent, accepting Buyer’s claims in whole or in part, or rejecting Buyer’s claims.  Unless Seller accepts Buyer’s claims in whole, Seller’s response will include a reasonably detailed statement of the reasons for that portion of Buyer’s claims not being accepted by Seller.  If Seller accepts any portion of Buyer’s claims, the Escrow Agent will promptly distribute to Buyer cash from the Escrow Fund Balance equal to the amount of the claims accepted by Seller.  If Seller fails to deliver a written response within such 30 day period, Seller will be deemed to have accepted Buyer’s claims in whole, and the Escrow Agent will promptly distribute to Buyer cash from the Escrow Fund Balance equal to the full amount of Buyer’s claims.

(c)           Negotiation Period.  If Seller rejects all or any portion of Buyer’s claims in accordance with Section 4(b), upon Buyer’s receipt of such rejection, Seller and Buyer will attempt in good faith to settle such claims within 90 days after the date of the Claims Notice.  If Buyer and Seller agree to a settlement, Buyer and Seller shall jointly prepare and execute a memorandum evidencing such settlement and deliver such memorandum to the Escrow Agent.  Upon receipt of such memorandum, the Escrow Agent will promptly distribute to Buyer cash from the Escrow Fund Balance in accordance with the terms of such memorandum.

(d)           Dispute Resolution.  If Buyer and Seller fail to settle all of Buyer’s claims within 90 days after the date of the Claims Notice, then either Buyer or Seller may commence an action in federal or state court, or Buyer and Seller may agree to binding arbitration, to resolve any such remaining claims.  Upon receipt of a final non-appealable judgment of such court or an award, order or judgment issued pursuant to such arbitration in favor of Buyer, the Escrow Agent will promptly distribute to Buyer cash from the Escrow Fund Balance in accordance with the terms of such judgment, award or order.

5.             Scheduled Release of Escrow Fund Balance.

(a)           Promptly following the 24 month anniversary of the date of this Agreement (the “Release Date”), the Escrow Agent will distribute the Escrow Fund Balance to the Seller; provided that if there are any outstanding claims under a Claims Notice as of the Release Date, then the Escrow Agent will retain an Escrow Fund Balance equal to all such unsatisfied claims and the Escrow Agent will distribute only the remaining balance to the Seller on the Release Date.  Upon the resolution of any outstanding claim in favor of Seller after the Release Date in accordance with Sections 4(c) and 4(d), the Escrow Agent shall promptly distribute to Seller the amounts associated with such claim.  This Agreement will remain in effect until all outstanding claims have been resolved in accordance with the procedures set forth in this Agreement.

(b)           The parties agree that all earnings in any tax year on the Escrow Funds will be reported as allocated to Buyer until the distribution of the Escrow Funds (or portion thereof) is determined in accordance with this Agreement and thereafter to Buyer and Seller in accordance with their respective interests in the Escrow Funds, consistent with Proposed Treasury Regulation Section 1.468B-8(e).  To offset Buyer’s tax liability related to such allocation, prior to the distribution of all or any portion of the Escrow Fund Balance to Seller, the Escrow Agent will distribute to Buyer cash from the Escrow Fund Balance in the amount equal to 40% of the aggregate amount of net taxable income of the Escrow Funds allocated to Buyer.

6.             Provisions Concerning the Escrow Agent.

(a)           Compensation.  The fees of the Escrow Agent and the reasonable expenses and disbursements incurred by the Escrow Agent under this Agreement as set forth on Exhibit A will be paid by Seller.  In the event that the Escrow Agent is authorized to make distributions to any party to this Agreement pursuant to and in accordance with the terms of this Agreement, and expenses and disbursements are due and payable to the Escrow Agent pursuant to the terms of this Agreement by the party receiving such disbursement, the Escrow Agent is authorized to offset such amounts due and payable to it against such disbursement to that party.

(b)           Resignation.  The Escrow Agent (and any successor escrow agent) may resign from its duties under this Agreement at any time by delivering the Escrow Fund Balance to any successor escrow agent jointly designated by Buyer and Seller, or if such parties cannot agree on a successor within 30 days after the Escrow Agent has given Buyer and Seller notice of its resignation, to any court of competent jurisdiction, whereupon the Escrow Agent will be discharged of and from any and all further obligations arising in connection with this Agreement.  The resignation of the Escrow Agent will take effect on the earlier of (i) the appointment of a successor escrow agent (including by a court of competent jurisdiction) or (ii) the day that is 30 days after the date of delivery of its written notice of resignation to Buyer and Seller.  If at that time the Escrow Agent has not received a designation of a successor escrow agent, the Escrow Agent’s sole responsibility after that time will be to retain and safeguard the Escrow Fund Balance until its receipt of a designation of a successor escrow agent, a joint written disposition instruction by Buyer and Seller, or a final non-appealable order of a court of competent jurisdiction.  The parties agree that any successor escrow agent (other than a court of competent jurisdiction) will be a banking corporation or trust company having capital and surplus in excess of $100,000,000, and organized under the laws of the United States or of a State of the United States.

(c)           Limitation on Liability.  The duties of the Escrow Agent are only those specifically set forth in this Agreement, and the Escrow Agent will incur no liability whatsoever for acting as the escrow agent under this Agreement except for its own willful misconduct or gross negligence.  The Escrow Agent will have no responsibility with respect to the Escrow Fund Balance other than to faithfully follow the instructions set forth in this Agreement.  The Escrow Agent may consult with counsel and will be fully protected in any action taken in good faith in accordance with the advice of counsel.  THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

(d)           Controversies.  If any controversy exists between or among any of the parties to this Agreement or with any third person with respect to the Escrow Fund Balance or the subject matter of this Agreement, the Escrow Agent will not be required to take any action with respect thereto, but is authorized to retain the Escrow Fund Balance until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non appealable arbitration decision directing delivery of the Escrow Fund Balance, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Fund Balance, in which event the Escrow Agent shall be authorized to disburse the Escrow Fund Balance in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof and the deposit of the Escrow Fund Balance with the court of competent jurisdiction, the Escrow Agent shall be relieved of all liability as to the Escrow Fund Balance and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.  The Escrow Agent shall be entitled to act on any such agreement, court order, or final arbitration decision without further question, inquiry, or consent.  The Escrow Agent will have no responsibility for the genuineness or validity of any document or other item deposited with it and will be fully protected in acting in accordance with any written instructions given to it by the parties to this Agreement and believed by the Escrow Agent to have been signed by the proper officers or other representatives of the parties.  The Escrow Agent will not be required to institute any legal action or to defend any legal proceedings which may be instituted against it in respect of the subject matter of this Agreement.

(e)           Discharge of Escrow Agent.  Buyer and Seller may, by mutual agreement at any time, remove the Escrow Agent as escrow agent under this Agreement and substitute a different escrow agent.  Upon receipt of written notice thereof and payment of any accrued but unpaid fees due under this Agreement, the Escrow Agent will account for and deliver to such substitute escrow agent the Escrow Fund Balance and all other amounts held by it under this Agreement, and the Escrow Agent will be discharged from all liability under or in relation to this Agreement.

(f)            Indemnification.  Seller and Buyer, jointly and severally, will indemnify, defend and hold harmless the Escrow Agent from and against any liability or demand which the Escrow Agent incurs in the exercise or performance of its powers and duties under this Agreement except those resulting from the Escrow Agent’s gross negligence or willful misconduct.  The cost of any indemnification arising under this Section will be paid one-half by Buyer and one-half by Seller.

(g)           Tax Matters.  The Escrow Agent does not have any interest in the funds in the Escrow Fund Balance and its possession of the Escrow Fund Balance is incident to its duties as the Escrow Agent under this Agreement.  Any payments of income from the Escrow Fund Balance will be subject to withholding regulations then in force with respect to United States taxes.  The parties will provide the Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or nonresident alien certifications.

(h)           No Financial Obligation.  No provision of this Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights hereunder.

7.             Miscellaneous.

(a)           Governing Law; Jurisdiction.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule (whether of such State or any other jurisdiction) that would cause the laws of any other jurisdiction to be applied.

(b)           Notices.  All notices required or permitted to be given under this Agreement will be in writing and will be deemed given (i) when delivered in person, (ii) three business days after being deposited in the United States mail, postage prepaid, registered or certified mail addressed as set forth below, (iii) on the next business day after being deposited with a nationally recognized overnight courier service addressed as set forth below or (iv) upon dispatch if sent by facsimile with telephonic confirmation of receipt from the intended recipient to the facsimile number set forth below (or to such other respective addresses as may be designated by notice given in accordance with the provisions of this Section, except that any notice of change of address will not be deemed given until actually received by the party to whom directed):

If to Seller:

Stratum Holdings, Inc.

Attention:  Chairman/CEO

Three Riverway, Suite 1500

Houston, Texas 77056

Tel. No.:   713-479-7000

Fax No.:  713-973-6271

with a copy to:

Haynes and Boone, LLP

Attention:  Bryce Linsenmayer

1221 McKinney Street, Suite 2100

Houston, Texas 77010

Tel. No.:   713-547-2007

Fax No.:  713-236-5540

If to Buyer:

Hamilton Acquisition, Inc.

Attention:  Chief Executive Officer

2040 North Loop West, Suite 390

Houston, Texas 77018

Tel. No.:  713-956-0956

Fax No.:  713-956-0365

and

ShoreView Industries

Attention:  Jeffrey A. Mudge

222 South Ninth Street, Suite 3230

Minneapolis, MN 55402

Tel. No.:  612-436-4283

Fax No.:  612-436-0576

with a copy to:

Lindquist & Vennum P.L.L.P.

Attention:  Dennis M. O’Malley and John D. Wambold

4200 IDS Center

80 South 8th Street

Minneapolis, MN 55402

Tel. No.:  612-371-3947

Fax No.:  612-371-3207

If to the Escrow Agent:

U.S. Bank National Association

Attention:  Georgette Kleinbaum

EP-MN-WS3C

60 Livingston Avenue

St. Paul, Minnesota 55107

Tel. No.:  651-495-3922

Fax No.:  651-495-8096

with a copy to Buyer and Seller.

(c)           Entire Agreement.  This Agreement supersedes all prior agreements between the parties with respect to the subject matter of this Agreement.  This Agreement constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

(d)           Amendments and Waivers.  This Agreement may not be amended, modified, altered or supplemented except by a written agreement executed by the party to be bound thereby.  No failure or delay by any party to exercise any right or remedy under this Agreement will constitute as a waiver of such right or remedy.

(e)           Severability of Invalid Provision.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(f)            Successors and Assigns.  This Agreement is enforceable by, and inures to the benefit of, the parties to this Agreement and their respective successors and assigns.  Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties hereto and any attempt to do so will be void; provided, however, that Buyer may assign any or all of its rights and interests hereunder (i) to one or more of its affiliates, (ii) for collateral security purposes to any lender providing financing to Buyer or its affiliates and any such lender may exercise all of the rights and remedies of Buyer hereunder, and (iii) to any subsequent purchaser of Buyer or any material portion of its assets (whether such sale is structured as a sale of stock or membership interests, a sale of assets, a merger or otherwise).

(g)           Rules of Construction.  Section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of the provisions of this Agreement.  This Agreement has been negotiated on behalf of the parties with the advice of legal counsel and no general rule of contract construction requiring an agreement to be more stringently construed against the drafter or proponent of any particular provision may be applied in the construction or interpretation of this Agreement.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

(h)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission or e-mail of a PDF file will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or e-mail of a PDF file will be deemed to be their original signatures for all purposes.  Any party delivering an executed counterpart of this Agreement by facsimile or e-mail of a PDF file also will deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart will not affect the validity, enforceability, and binding effect of this Agreement.

(i)            Cumulative Remedies.  The powers, rights, privileges and remedies provided in this Agreement are cumulative and not exclusive or alternative and are in addition to any and all other powers, rights, privileges and remedies granted by law, rule, regulation or instrument.  Nothing in this Agreement will limit Seller’s indemnity obligations to Buyer under the Purchase Agreement to the amount of the Escrow Fund Balance and Seller will continue to be obligated to indemnify Buyer as provided in the Purchase Agreements irrespective of the expiration or termination of this Agreement.

(j)            Further Assurances.  Each of the parties will execute and deliver such additional instruments and other documents and will take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement.

(k)           Merger or Consolidation.  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

(l)            Attachment of Escrow Fund Balance; Compliance with Legal Orders.  In the event that any Escrow Fund Balance shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Fund Balance, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction.  In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

(m)          Patriot Act.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.  For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent requires documentation to verify such entity’s formation and existence as a legal entity.  The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

(n)           Security Advice Waiver.  The parties acknowledge that regulations of the Comptroller of the Currency grant parties the right to receive brokerage confirmations of security transactions as they occur.  The parties specifically waive such notification to the extent permitted by law and acknowledge that parties will receive periodic cash transaction statements, which will detail all investment transactions.

* * * * *

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

THE ESCROW AGENT:		SELLER:

U.S. BANK NATIONAL ASSOCIATION		STRATUM HOLDINGS, INC.

By:	/s/ Georgette Kleinbaum	By:	/s/ D. Hughes Watler, Jr.
Its:	Assistant Vice President	Its:	Chief Financial Officer

BUYER:

HAMILTON ACQUISITION, INC.

		By:	/s/ Charles R. Brown II
		Its:	Chief Executive Officer

[Signature Page to Escrow Agreement]

EXHIBIT A

FEES AND EXPENSES

I.	Acceptance Fee:	$750

The acceptance fee includes the administrative review of documents, initial set-up of the account, and other reasonably required services up to and including the closing. This is a flat one-time fee, payable at closing.

II.	Annual Administration Fee:	$0

	Annual administration fee for performance of the routine duties of the Depositary associated with the management of the account. Administration fees are payable in advance.

III.	Out-of-Pocket Expenses:	At Cost

Reimbursement of expenses associated with the performance of our duties, including but not limited to fees and expenses of legal counsel, accountants and other agents, tax preparation, reporting and filing, publications, and filing fees.

IV.	Extraordinary Expenses:	At Cost

Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or our hourly rate then in effect.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.

For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

EXHIBIT B

U.S. BANK NATIONAL ASSOCIATION

MONEY MARKET ACCOUNT

DESCRIPTION AND TERMS

U.S. Bank MMkt Acct – ImoneyNet, Cusip 9AMMF05i7, DDAWAC

The U.S. Bank Money Market account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank.   Selection of this investment includes authorization to place funds on deposit with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366).  This method applies a daily periodic rate to the principal balance in the account each day.  Interest is accrued daily and credited monthly to the account.  Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Agent for its trust customers.  U.S. Bank’s trust department performs all account deposits and withdrawals. The deposit account is insured by the Federal Deposit Insurance Corporation up to $100,000.

AUTOMATIC AUTHORIZATION

In the absence of specific written direction to the contrary, U.S. Bank is hereby directed to invest and reinvest proceeds and other available moneys in the U.S. Bank Money Market Account.

EXHIBIT C

FORM OF CLAIMS NOTICE

                               , 200

U.S. Bank National Association

Attention:  Georgette Kleinbaum

EP-MN-WS3C

60 Livingston Avenue

St. Paul, Minnesota 55107

Fax No.:  651-495-8096

Stratum Holdings, Inc.

Attention:  Chairman/CEO

Three Riverway, Suite 1500

Houston, Texas 77056

Fax No.:  713-973-6271

Ladies and Gentlemen:

Reference is hereby made to the Escrow Agreement, dated as of March 11, 2008 (the “Escrow Agreement”), by and among Hamilton Acquisition, Inc., a Delaware corporation (“Buyer”), Stratum Holdings, Inc., a Nevada corporation (“Seller”), and U.S. Bank National Association, a national banking association (the “Escrow Agent”).  Capitalized terms used but not defined herein have the meanings given to them in the Escrow Agreement.

Pursuant to Section 4(a) of the Escrow Agreement, this Claims Notice will serve as instructions to the Escrow Agent to deliver $[                          ] of the Escrow Fund Balance to the Buyer for [(i) specify the portion of Escrow Fund Balance, which amount shall take into account any applicable limitations set forth in the Securities Purchase Agreement, and (ii) describe in reasonable detail the matter or matters entitling Buyer to such portion of the Escrow Fund Balance and the aggregate dollar amount of the claims (including the amount by which the amounts claimed hereunder exceed the limitations set forth in the Purchase Agreement)] via wire transfer as follows:

[specify the Buyer wire transfer instructions].

Unless the Escrow Agent and Buyer receive a written notice from Seller rejecting Buyer’s claims in whole or in part within 30 days following the receipt of this Claims Notice, such amount must be delivered to Buyer as promptly as possible after the expiration of such 30-day period.

Very truly yours,

Hamilton Acquisition, Inc.

By:
Name:
Title: